Exhibit 10.1

September 24, 2007

Mr. Todd Simpson

c/o Ditech Networks, Inc.

Re:          Employment Terms

Dear Todd:

This letter sets forth the terms and conditions of your position with Ditech Networks, Inc. (the “Company”) as its President and Chief Executive Officer.

Title/Duties

As President and CEO, you shall perform such duties as are required by the Company’s Board of Directors (the “Board”), to whom you shall report. In this position, you agree to devote your best efforts and substantially all of your business time and attention to the business of the Company, except for vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.

Compensation

Your base salary will be $325,000 per year, less applicable payroll taxes and withholdings, payable on the Company’s regular payroll schedule. You will also be eligible for an annual bonus of up to seventy-five percent (75%) of your annual base salary under the terms of the FY 2008 Executive Bonus Program, as may be amended by the Compensation Committee, pro rated in accordance with the time you have served in this position, with the remainder of your bonus governed by the bonus arrangements in place prior to execution of this agreement, also pro rated for the portion of the year served under that prior arrangement. You will also be eligible for all of the Company’s standard benefit programs, subject to the terms and conditions of those plans.

Relocation

The obligations of the Company under the seventh bullet point entitled “Relocation Assistance” in the letter agreement between you and the Company dated May 9, 2007, together with the sub-bullets thereunder specifying the dollar amounts set forth therein (the “Moving Expenses”), shall continue uninterrupted by this letter agreement; provided, however, that (1) if your employment with the Company is terminated without Cause (as defined herein) between now and July 31, 2008, then the Company will continue to pay the Moving Expenses through July 31, 2008, and (2) if your employment is terminated for any other reason, either by you or by the Company, between now and July 31, 2008, then the Moving Expenses shall cease as of your last day of employment.

Equity

Subject to approval by the Compensation Committee of the Board, you will receive an option (the “Option”) to purchase 450,000 shares of the Company’s Common Stock under the Company’s 2006 Equity Incentive Plan (the “Plan”). The Option will be subject to the terms and conditions of the Plan and your grant agreement. The Option will have an exercise price equal to the closing price of the Company’s common stock on the Nasdaq Global Market on the date of grant. Your grant agreement will include a four year vesting schedule, under which 25% of the shares subject to the Option will vest after 12 months and 1/48th of the total will vest at the end of each month thereafter, until either the Option is fully vested or your employment ends, whichever occurs first. Further, subject to Board approval, you will be granted an additional option to purchase 100,000 shares of the Company’s Common Stock under the Plan, which shall vest upon achievement of Company performance milestones to be determined by the Compensation Committee.

Severance

Subject to approval by the Compensation Committee, you will be added as a Participant under the Ditech Networks, Inc. Amended and Restated Change in Control Severance Benefit Plan (the “Severance Plan”), which will make you eligible for severance benefits under the terms and conditions of the Severance Plan, at the same level as the other two current executive officers of the Company.

Additionally, if the Company terminates your employment without Cause (as defined herein) anytime between now and September 30, 2009, and such termination is not in connection with a Change in Control (as defined in the Severance Plan), then the Company will provide you with the following severance benefits:

•                  The Company shall pay you severance pay in the form of continuation of your base salary in effect on the effective date of termination for a period of twelve (12) months after the date of such termination.

•                  If you timely elect continued coverage under COBRA, then the Company shall pay the COBRA premiums necessary to continue your medical insurance coverage in effect for yourself and your eligible dependents on the termination date for a period of twelve (12) months after your termination (provided that such COBRA reimbursement shall terminate upon your commencement of new employment by an employer that offers health care coverage to its employees or such earlier date as you are no longer eligible for COBRA coverage).

Such severance benefits are conditional upon you delivering to the Company an effective, general release of claims in favor of the Company in a form acceptable to the Company within the period required by the Company. Your salary continuation payments described above will be paid in substantially equal installments on the Company’s regular payroll schedule and subject to standard deductions and withholdings over the twelve (12) month period following termination; provided, however, that no payments will be made prior to the effective date of the release. On the first payroll pay day following the effective date of the release, the Company will pay you the cash severance you would have received on or prior to such date in a lump sum, with the balance of the cash severance being paid as originally scheduled. Each such installment will be deemed a separate “payment” for purposes of Section 409A of the Internal Revenue Code.

In the event your employment terminates for any reason in connection with a Change in Control, then your entitlement to severance benefits shall be as set forth in the Severance Plan, and the provisions set forth herein with respect to severance shall have no force or effect.

Definitions

For purposes of this letter agreement, Cause shall mean: (i) your violation of any material provision of your Employee Proprietary Information and Inventions Agreement; (ii) any act of theft or dishonesty by you; (iii) your participation in any immoral or illegal act that has had or could reasonably be expected to have or had a detrimental effect on the business or reputation of the Company; or (iv) your material failure to use reasonable efforts to perform reasonably requested tasks after written notice and a reasonable opportunity to comply with such notice.

Miscellaneous

As a condition of your employment, you will be required to abide by the Company’s policies and procedures, including but not limited to the policies set forth in the Company’s Employee Handbook, as may be in effect from time to time. You also agree to comply with the Company’s Employee Proprietary Information and Inventions Agreement (“Proprietary Information Agreement”), which you have already executed in connection with your employment with the Company.

Your employment relationship is at-will. Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice.

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, execution, or interpretation of this agreement, your employment, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Jose, California conducted before a single arbitrator by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) or its successor, under the then applicable JAMS rules. By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding. The arbitrator shall:  (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The Company shall pay all of JAMS’ arbitration fees. Nothing in this letter agreement shall prevent either you or the Company from obtaining injunctive relief in court if necessary to prevent irreparable harm pending the conclusion of any arbitration.

This letter, together with your Proprietary Information Agreement, forms the complete and exclusive statement of your agreement with the Company concerning the subject matter hereof. The terms in this letter supersede any other representations or agreements made to you by any party, whether oral or written, concerning the terms and conditions of your employment, including (without limitation) your letter agreement with the Company dated May 9, 2007, other than as set forth under “Relocation” above. The terms of this agreement cannot be changed (except with respect to those changes expressly reserved to the Company’s discretion in this letter) without a written agreement signed by you and a duly authorized officer of the Company. This agreement is to be governed by the laws of the state of California without reference to conflicts of law principles. In case any provision contained in this agreement shall, for any reason, be held invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect the other provisions of this agreement, and such provision will be construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law. With respect to the enforcement of this agreement, no waiver of any right hereunder shall be effective unless it is in writing. This agreement may be executed in more than one counterpart, and signatures transmitted via facsimile shall be deemed equivalent to originals. As required by law, this offer is subject to satisfactory proof of your identity and right to work in the United States.

If you wish to accept employment at the Company under the terms described above, please sign and date this letter and return them to me.

Sincerely,

/s/ Edwin L. Harper
Edwin L. Harper
Chairman of the Board

Understood and Accepted:

/s/ Todd Simpson	September 24, 2007
Todd Simpson	Date